Exhibit 99.1

Thor Announces Record Results For Third Quarter And First Nine Months Of Fiscal 2016

- Third-quarter revenues increased 9.4% over prior year to $1.28 billion

- Net income from continuing operations rose 24.6% to $79.2 million, or $1.51 per diluted share, compared to prior year

- Consolidated RV backlogs increased 45.4% to $1.06 billion versus 2015 third quarter

- Retail RV market remains positive; younger consumers continue to enter

ELKHART, Ind., June 6, 2016 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced net income from continuing operations of $79.2 million, or $1.51 per diluted share, on revenues of $1.28 billion for the third quarter ended April 30, 2016. Net income from continuing operations increased 24.6% on sales growth of 9.4% when compared with the third quarter of last year. Diluted earnings per share from continuing operations in the third quarter increased 26.9% compared to the previous year. Diluted earnings per share, including the loss from discontinued operations in the quarter, also rose 27.4% to $1.49 compared with the third quarter of 2015.

"We continued to see the benefits of executing our strategic operating plan in the third quarter, resulting in record sales and bottom-line results," said Bob Martin, Thor President and CEO. "As our core markets continued to grow, we were able to generate improved margins and profitability based on growth in revenues, improved product mix and lower material costs."

Mr. Martin added, "This spring we have visited dealers and attended dealer meetings where we have heard consistent feedback that our dealer partners are seeing an influx of younger consumers entering our markets, which gives us optimism for the long-term growth of our business and industry. As we see growth of younger and more ethnically diverse consumers, we continue to invest in new product features and floorplans to meet their needs. Thor leads in innovation with new technology features that make RVs easier to use and better connected, positioning us to expand our markets over the long term."

Third-Quarter Highlights:

  Sales from continuing operations for the third quarter of fiscal 2016 were a record $1.28 billion, up 9.4% from $1.17 billion in the third quarter last year. Sales of towable and motorized RVs posted combined growth of 5.8%, which was supplemented by $41.9 million in net revenues from Postle Aluminum Co., which was acquired on May 1, 2015.
  Gross profit margins increased to 15.7% in the third quarter compared to 14.2% in the prior-year period, due primarily to improved volumes, favorable changes in product mix and improvements in material costs compared to the prior year.
  Net income from continuing operations for the third quarter was a record $79.2 million, up 24.6% from $63.6 million in the prior-year third quarter.
  Diluted earnings per share (EPS) from continuing operations for the third quarter was a record $1.51, up 26.9% from $1.19 in the third quarter last year. Diluted earnings per share, including the loss from discontinued operations, was $1.49, up 27.4% from $1.17 in the third quarter last year.
  Consolidated RV backlog on April 30, 2016 was $1.06 billion, up 45.4% from $726.8 million on April 30, 2015.
  Total dealer inventory increased 1.0% to 82,100 units on April 30, 2016 from 81,300 units on April 30, 2015.
  Thor's total cash balances as of April 30, 2016 were $247.3 million.

"With the record pace of revenues and net income, we also generated strong cash flows from operations for the first nine months of fiscal 2016," said Colleen Zuhl, Thor Senior Vice President and CFO. "As we begin to approach production capacity constraints for certain of our brands, particularly within the towable business, we continue to invest our cash in growth initiatives. For fiscal 2016, we've invested $39.4 million on numerous organic development projects, such as the Heartland facility in Nampa, Idaho and the Airstream plant expansion, with plans to invest an additional $20 million in similar projects over the remainder of the fiscal year," she added.

Towable RVs:

  Towable RV sales were $934.6 million for the third quarter, up 1.7% from $919.4 million in the prior-year period, driven primarily by increasing sales of lower-priced travel trailers partially offset by lower sales of fifth wheel units.
  Towable RV income before tax was $96.9 million, up 15.7% from $83.8 million in the third quarter last year. This increase was driven primarily by favorable product mix and improved material costs.
  Towable RV backlog increased 50.2% to $727.5 million, compared to $484.2 million at the end of the third quarter of fiscal 2015, reflecting the continued growth in the towable markets and strong acceptance of the Company's products.

Motorized RVs:

  Motorized RV sales were $307.6 million for the third quarter, up 20.7% from $254.9 million in the prior-year third quarter. The increase in motorized RV sales is a result of strong dealer and consumer response to new products, particularly more moderately priced Gas Class A and Class C motorhomes targeting new consumers entering the market combined with overall market growth.
  Motorized RV income before tax was $24.1 million, up 21.5% from $19.9 million last year, driven primarily by the growth in motorized sales.
  Motorized RV backlog increased 35.7% to $329.3 million from $242.6 million a year earlier, reflecting the continued strong reception, by dealers and consumers, to the new products introduced over the past year.

Outlook:

  Continued strength in the RV market and an ongoing shift toward more moderately priced towable products should result in high-single-digit revenue growth in the fourth quarter, as compared with the prior year.
  The impact of the retroactive reinstatement of tariff rebates on certain imported raw material, which had a $10 million, or 95 basis point, positive impact on gross margins in the fourth quarter of fiscal 2015, will not repeat in the fourth quarter of fiscal 2016.
  The estimated effective income tax rate is anticipated to remain comparable to the effective rate incurred in the first nine months of fiscal 2016, versus the unusually low rate of the fourth quarter of 2015.

"Since our founding, Thor has pursued strategic growth through acquisitions in markets with the greatest opportunities, followed by investments to support their growth and long-term success. The record results we posted this quarter illustrate the power of our business model, particularly when the market is performing as well as it is currently," said Peter B. Orthwein, Thor Executive Chairman. "As we continue to build on our history, we have every reason to be optimistic about the future of Thor and our industry, particularly as we attract younger families into the RV lifestyle to drive future growth in sales, net income and total returns to our shareholders."

Investor Questions and Answers:
Thor also announced that it has updated the detailed list of investor questions and answers relating to quarterly results and other topics that are posted on the Investor Relations section of its website at www.thorindustries.com.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, loss or reduction of sales to key dealers, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, impact of potential losses under repurchase obligations, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2015 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending April 30, 2016. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2016 and 2015
($000's except share and per share data) (Unaudited)

	3 MONTHS ENDED APRIL 30,				9 MONTHS ENDED APRIL 30,
	2016	% Net Sales (1)	2015	% Net Sales (1)	2016	% Net Sales (1)	2015	% Net Sales (1)

Net sales	$1,284,054		$1,174,255		$3,289,476		$2,948,663

Gross profit	$ 201,937	15.7%	$ 166,601	14.2%	$ 502,975	15.3%	$ 386,266	13.1%

Selling, general and administrative expenses	80,833	6.3%	68,940	5.9%	216,653	6.6%	181,231	6.1%

Amortization of intangible assets	5,780	0.5%	3,950	0.3%	17,662	0.5%	11,606	0.4%

Impairment charges	-	0.0%	-	0.0%	9,113	0.3%	-	0.0%

Interest income (expense), net	64	0.0%	287	0.0%	(35)	(0.0%)	993	0.0%

Other income (expense), net	895	0.1%	563	0.0%	350	0.0%	982	0.0%

Income from continuing operations before income taxes	116,283	9.1%	94,561	8.1%	259,862	7.9%	195,404	6.6%

Income taxes	37,090	2.9%	31,009	2.6%	84,686	2.6%	62,384	2.1%

Net income from continuing operations	79,193	6.2%	63,552	5.4%	175,176	5.3%	133,020	4.5%

Loss from discontinued operations, net of income taxes	(611)	(0.0%)	(707)	(0.1%)	(1,429)	(0.0%)	(2,602)	(0.1%)

Net income	$ 78,582	6.1%	$ 62,845	5.4%	$ 173,747	5.3%	$ 130,418	4.4%

Earnings per common share from continuing operations
Basic	$ 1.51		$ 1.19		$ 3.34		$ 2.49
Diluted	$ 1.51		$ 1.19		$ 3.33		$ 2.49

Earnings per common share
Basic	$ 1.50		$ 1.18		$ 3.31		$ 2.44
Diluted	$ 1.49		$ 1.17		$ 3.31		$ 2.44

Weighted avg. common shares outstanding-basic	52,474,801		53,380,651		52,453,025		53,363,872
Weighted avg. common shares outstanding-diluted	52,601,673		53,495,499		52,569,294		53,461,470

	SUMMARY BALANCE SHEETS - APRIL 30, ($000) (Unaudited)

	2016	2015			2016	2015
Cash and equivalents	$ 247,297	$ 183,478	Current liabilities		$ 441,595	$ 378,335
Accounts receivable, trade and other	382,033	269,694	Long-term liabilities		60,094	59,726
Inventories	275,452	246,115	Stockholders' equity		1,196,191	1,065,187
Deferred income taxes and other, net	69,610	76,554
Total current assets	974,392	775,841
Property, plant & equipment, net	255,521	234,045
Goodwill	303,509	312,622
Amortizable intangible assets, net	151,391	169,018
Other assets	13,067	11,722
Total	$1,697,880	$1,503,248			$1,697,880	$1,503,248

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com